UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3*)


                                  Inforte Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677R 10 7
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]    Rule 13d-1(b)

        [_]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

---------------------------
CUSIP No. 45677R-10-7
---------------------------


================================================================================
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen C.P. Mack
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
      NUMBER OF
                                        1,395,131
       SHARES           --------------------------------------------------------
                                6       SHARED VOTING POWER
    BENEFICIALLY
                                        N/A
      OWNED BY          --------------------------------------------------------
                                7       SOLE DISPOSITIVE POWER
        EACH
                                        1,395,131
      REPORTING         --------------------------------------------------------
                                8       SHARED DISPOSITIVE POWER
       PERSON
                                        N/A
        WITH
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,395,131
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                          [_]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.6%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
================================================================================


                               Page 2 of 5 Pages

---------------------------
CUSIP No. 45677R-10-7
---------------------------


Item 1(a).         Name of Issuer:
---------          --------------

                   Inforte Corp.

Item 1(b).         Address of Issuer's Principal Executive Offices:
---------          -----------------------------------------------

                   150 N. Michigan Ave.
                   Suite 3400
                   Chicago, IL 60601

Item 2(a).         Name of Person Filing:
---------          ---------------------

                   Stephen C.P. Mack

Item 2(b).         Address of Principal Business Office or, if none, Residence:
---------          ------------------------------------------------------------

                   150 N. Michigan Ave.
                   Suite 3400
                   Chicago, IL 60601

Item 2(c).         Citizenship:
---------          -----------

                   United Kingdom

Item 2(d).         Title of Class of Securities:
---------          ----------------------------

                   Common Stock, $0.001 par value

Item 2(e).         CUSIP Number:
---------          ------------

                   45677R-10-7

Item 3.            If this statement is filed pursuant to Rules 13d-1(b), or
-------            ---------------------------------------------------------
                   13d-2(b) or (c), check whether the person filing is a:
                   -----------------------------------------------------

                   Inapplicable

Item 4.            Ownership (as of December 31, 2004)
-------            -----------------------------------

                   (a)  Amount Beneficially Owned:   1,395,131

                   (b)  Percent of Class: 12.6%


                               Page 3 of 5 Pages

---------------------------
CUSIP No. 45677R-10-7
---------------------------


                   (c)  Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:
                               1,395,131

                        (ii)   shared power to vote or to direct the vote:
                               Inapplicable

                        (iii) sole power to dispose or to direct the disposition of: 1,395,131

                        (iv) shared power to dispose or to direct the disposition of: Inapplicable

 Item 5.           Ownership of Five Percent or Less of a Class.
 ------            --------------------------------------------

                   Inapplicable

 Item 6.           Ownership of More than Five Percent on Behalf of Another
 ------            --------------------------------------------------------

                   Inapplicable

 Item 7.           Identification and Classification of the Subsidiary Which
 ------            ---------------------------------------------------------
                   Acquired the Security Being Reported on By the Parent Holding
                   ------------------------------------------------------------
                   Company.
                   -------

                   Inapplicable

 Item 8.           Identification and Classification of Members of the Group.
 ------            ---------------------------------------------------------

                   Inapplicable

 Item 9.           Notice of Dissolution of Group.
 ------            ------------------------------

                   Inapplicable

 Item 10.          Certification.
 -------           -------------

                   Inapplicable


                               Page 4 of 5 Pages

---------------------------
CUSIP No. 45677R-10-7
---------------------------


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 11, 2005



/s/ Stephen C.P. Mack
----------------------------------
Stephen C.P. Mack






                               Page 5 of 5 Pages